As filed with the Securities and Exchange Commission on September 25, 2008

Registration No. 333-130558

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

THE ROYAL BANK OF SCOTLAND GROUP plc

Scotland	None
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

RBS Gogarburn
PO Box 1000
Edinburgh EH12 1HQ
United Kingdom
(Address of Principal Executive Offices)

The Royal Bank of Scotland Group plc Medium-term Performance Plan
The Royal Bank of Scotland Group plc 1999 Executive Share Option Scheme
(Full Title of the Plan)

CT Corporation System
111 Eighth Avenue
New York, NY 10011
(Name and Address of Agent for Service)

(212) 894 8940

(Telephone Number, Including Area Code, of Agent for Service)

Copies of Communications to:

Thomas B. Shropshire, Jr.

Linklaters LLP

One Silk Street

London, EC2Y 8HQ, United Kingdom
011 44 20 7456 2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒		Accelerated filer ☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered (1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary Shares of 25 pence each to be issued under the Medium-Term Performance Plan	2,329,825	$4.02(2)	$9,365,897(2)	$368.08

(1)              Pursuant to Rule 416(a) under the Securities Act of 1933 (the “Securities Act”), this Registration Statement shall also cover any additional ordinary shares of the Registrant that may become issuable under its Medium-term Performance Plan or its 1999 Executive Share Option Scheme as a result of any stock split, stock dividend or similar transaction.

(2)              Stated for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h)(1) under the Securities Act of 1933, as amended. Such price has been computed based on the average of the high and low sales prices for American depositary shares of The Royal Bank of Scotland Group plc on the New York Stock Exchange on September 19, 2008.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 filed with the Securities and Exchange Commission on December 21, 2005 (Registration Statement No. 333-130558) (the “Registration Statement”) is being filed to register an additional 2,329,825 ordinary shares of The Royal Bank of Scotland Group plc (the “Registrant”) in connection with its Medium-term Performance Plan (the “MPP”).

In addition:

(i)            on May 8, 2007, the Registrant effected a three-for-one bonus issue (stock split) of its ordinary shares, increasing the number of shares registered for issuance under (a) the MPP from 705,761 to 2,117,283 and (b) its 1999 Executive Share Option Scheme (the “1999 Plan”, and together with the MPP, the “Plans”) from 3,198,562 to 9,595,686;

(ii)           on June 9, 2008, the Registrant effected a rights issue to shareholders on the basis of 11 new ordinary shares for every 18 existing ordinary shares, increasing the number of shares registered for issuance under (a) the MPP from 2,117,283 to 2,466,789 and (b) the 1999 Plan from 9,595,686 to 11,179,675; and

(iii)          on September 15, 2008, the Registrant effected a capitalisation issue to shareholders on the basis of 1 new ordinary share for every 40 existing ordinary shares, increasing the number of shares registered for issuance under (a) the MPP from 2,466,789 to 2,528,459 and (b) the 1999 Plan from 11,179,675 to 11,459,167.

Pursuant to Rule 416(b) under the Securities Act, the Registrant hereby amends the Registration Statement to reflect that, as a result of the bonus issue, rights issue and capitalisation issue, the number of shares registered for issuance under the MPP increased from 705,761 to 2,528,459 and the number of shares registered for issuance under the 1999 Plan increased from 3,198,562 to 11,459,167.

The Registration Statement is further amended to reflect that, in accordance with Rule 416(a) of the Securities Act, the number of ordinary shares registered shall include such additional ordinary shares that may become issuable pursuant to the Plans as the result of any future stock split, stock dividend or similar transaction.

The contents of the Registration Statement are otherwise incorporated by reference into this Post-Effective Amendment No. 1 to the Registration Statement, except as described herein. Required opinions, consents and signatures are included in this amendment.

ITEM 8.                                                     EXHIBITS.

4.	Memorandum and Articles of Association of The Royal Bank of Scotland Group plc.

5.	Opinion of Dundas & Wilson CS LLP, counsel to Registrant, as to the legality of the securities being registered.

23.	Consent of Deloitte & Touche LLP.

24.	Power of Attorney.*

99.1	The Royal Bank of Scotland Group plc Medium-term Performance Plan.**

99.2	The Royal Bank of Scotland Group plc 1999 Executive Share Option Scheme.**

* Previously included on the signature page of the Registration Statement.

** Previously filed as an exhibit to Registration Statement No. 333-115726 (and incorporated by reference in the Registration Statement).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Edinburgh, Scotland, on September 25, 2008.

THE ROYAL BANK OF SCOTLAND GROUP PLC

By:	/s/ Miller McLean
Name:	Miller McLean
Title:	Group General Counsel and Group Secretary

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the following capacities as of the date indicated above.

Name	Title

/s/ Tom McKillop	Chairman
Sir Tom McKillop

/s/ Frederick Anderson Goodwin	Director and Group Chief Executive (Principal Executive Officer)
Sir Frederick Anderson Goodwin

/s/ Guy Whittaker	Director and Group Finance Director (Principal Financial and Accounting Officer)
Guy Whittaker

/s/ Colin Alexander Mason Buchan	Director
Colin Alexander Mason Buchan

/s/ Johnny Cameron	Director
Johnny Cameron

/s/ James McGill Currie	Director
James McGill Currie

Director
Lawrence Kingsbaker Fish

Name	Title

/s/ Mark Fisher	Director
Mark Fisher

/s/ Bill Friedrich	Director
Bill Friedrich

/s/ Archibald Sinclair Hunter	Director
Archibald Sinclair Hunter

Director
Charles John Koch

/s/ Janis Kong	Director
Janis Kong

/s/ Joseph Patrick MacHale	Director
Joseph Patrick MacHale

/s/ Gordon Francis Pell	Director
Gordon Francis Pell

/s/ Stephen Arthur Robson	Director
Sir Stephen Arthur Robson

/s/ Robert Avisson Scott	Director
Robert Avisson Scott

Director
Peter Dennis Sutherland

Authorized U.S.
/s/ Donald J. Barry, Jr.	Representative
Donald J. Barry, Jr.